Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-192635 and 333-216365) on Form S-8 and the Registration Statement (No. 333-213700) on Form S-3 of Xencor, Inc. of our reports dated February 24, 2020, relating to our audits of the financial statements and the effectiveness of internal controls over financial reporting of Xencor, Inc., appearing in this Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Los Angeles, California
February 24, 2020